Exhibit 99.2

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

November 3, 2005

9:30 am CT

Operator:	This presentation contains forward-looking statements regarding HealthTronics, Inc. and its subsidiaries and the services they provide.

Investors are cautioned that all such statements involve risks and uncertainties. Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of this - of the date of this presentation.

HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for a discussions of risks related to forward-looking statements.

Good morning. My name is (Thea) and I will be the conference operator today.

At this time I would like to welcome everyone to the HealthTronics’ Third Quarter Earnings Release conference call.

All lines have been placed on mute to prevent any background noise.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question at that time, simply press star and the number 1 on your telephone keypad. If you would like to withdraw the question, press star and the number 2 on your telephone keypad. Thank you.

I will now turn the conference over to Mr. John Barnidge, Senior Vice President and Chief Financial Officer.

Sir, please go ahead.

John Barnidge:	Thank you, (Thea), and good morning everyone. Joining me this morning on the call are several members of our management team, most notably Dr. Argil Wheelock, our Executive Chairman of the Board and Ken Shifrin our Vice Chairman.

Before I begin our discussion of the results of operations for the third quarter of 2005, I’d first like to say that our concerns and our prayers are extended to all of our Gulf Coast urology partners, our employees in that region and all of their families as they battle through the efforts to rebuild their lives in the aftermath of Hurricanes Katrina and Rita.

In greater New Orleans alone, we have 78 physician partners and 11 employees serving 31 facilities. Our operations serving the Golden Triangle section of Southeast Texas and Southwest Louisiana were also hit and this time by Hurricane Rita. Again, we wish all of them the very best and want them to know that HealthTronics is here for them.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

In spite of the fact that there were over 500,000 jobs lost in this region, I am proud to tell you that all of our employees in these areas are fully engaged and working hard to get these operations back to normal levels.

Now for the third quarter results of operations. The financial results of the company in yesterday’s press release reflected third full quarter of operations following the merger of Prime Medical Services and HealthTronics Surgical Services. Of course GAAP and SEC rules govern our presentation format and accordingly the comparable period financial results for 2004 reflect those of Prime Medical Services only as Prime was the surviving accounting entity.

We have, however, been able to incorporate pro forma combined metrics for purposes of discussing procedures and other non-financial metrics. Given the limited utility of the ’04 numbers, that is the Prime only comparisons for last year’s third quarter, I would like to take this opportunity to discuss our pro forma analysis, that is the third quarter of 2005 results compared to our as-if combined results for the third quarter of 2004.

Assuming both companies had operated together in 2004 on a pro forma, income from continuing operations grew 57.1% to this quarter’s $4.1 million versus $2.5 million in the same period of last year. Current period revenues of $69.5 million represents a very slight decline over the same period a year ago when we would have reported $69.9 for the third quarter of 2004.

As noted in the aforementioned press release, fully diluted earnings per share from continuing operations were negatively impacted by FAS 150 charges relating to our very successful debt refinancing which we completed in the second quarter as well as the impact of the hurricanes and severance payments associated with a former officer and director.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Fully diluted EPS would have been 12 cents per share but for these charges... Let me stop here for a moment before I go into the segment detail. Although HealthTronics does not provide quarterly guidance, I am aware that expectations for the third quarter of 2005 were for us to report earnings per share of anywhere between 13 cents and 14 cents.

The primary and most significant operational issue that negatively impacted our expectations for this quarter occurred in the Specialty Vehicles Division at our Riverside, California facility where we performed well under our expected results by some $700,000 or just over 1 cent per share. I am going to talk more about this in the segment detail but suffice it to say that we are all over this.

My management team led by Jonathan Sherr and Ed Wajda are well into implementing the corrective measures that we are taking to return this facility to its expected performance levels.

Now for a breakdown in discussion by business segment. In neurology, procedures for this quarter were $14,941 or 8% lower than the as combined amount in the third quarter of 2004.

There were two primary factors causing this decline. First, about 60% of this decline is due to our rationalization of the old Medstone fee per service routes which were not viable economically to us. And over 30% of this difference or decrease was due to the aforementioned hurricanes.

Overall, our partnership structure and partnership constituency is stable. The number of referring physicians during the third quarter was consistent with our previous two sequential quarters, about 2000 referring physicians. As expected, we did see an increase in lithotripsy procedures from the second quarter of 2005, almost 817 procedures increased sequentially.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

In prostate therapies, overall this subsegment continues to experience strong demand. Total prostate treatments totaled 2,369, an increase by 91% from the same quarter one year ago when we performed 1,241 procedures on an as-if combined basis.

Let me note that in our September 21 press release we noted that our prostate therapies procedures were indicating sequential growth and they were through July and August. However these modalities were also impacted by the hurricanes. And let me be specific.

In our Louisiana PVP partnership procedures were below expectations by some 98%. In our Gulf South PVP partnership and our Gulf South Holmium partnership, procedure expectations were under some 50 plus procedures. You take those 150 procedures, add them to our total and we are in fact sequentially increasing in procedures for our prostate therapy procedures.

Also as noted in our press release, we are very excited to be on the eve of beginning our US clinical trials for (HIFU) as it is used in treating prostate cancer. This technology is gaining rapid acceptance worldwide for treatments of other types of cancer as well.

Medical devices - during the third quarter of 2005 the Medical Device segments revenue was gross revenue of $10.1 million or on a net-net revenue $6.1 million after intercompany eliminations, down some 13% from the same period in 2004.

However, due to production efficiencies and some rationalized SG&A and what I feel like is overall better management we have substantially increased contribution margins from Medical Devices. Segment EBITDA grew to $1.8 million, up significantly from $453,000 in the same period a year ago, an impressive increase of almost 300%.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Let me address specifically the status of Uro Manage Device. This is our patient treatment device that we introduced at the AUA in San Antonio in late May of this year. The sale of our initial unit to the Miami Surgery Center the unit is ready.

We are awaiting the certification from the State of Florida’s Agency for Healthcare Administration. This is sort of Florida’s version of state level FDA. We expect to get that certification during the week of November 28 and we will have that unit installed that weekend, as soon as we get certification.

Additionally, our staff has set up a demo site in our greater Atlanta facility. They already have four demo visits scheduled for November 2005. These demos are of course the final stages of the purchase decision as it allows the customer to complete their clinical and technical evaluations of this device.

And finally in late November or later this month at the RSNA in Chicago, we will be showing a modified table that has expanded applications beyond the Urology Surgery Suite, namely for orthopedics, GI, vascular and cardiology.

During the quarter we finalized the acquisition of all of the patents and other intellectual property for the Urology devices manufactured by High Technologies in Switzerland. This acquisition was extremely beneficial for the company and was purchased at a very advantageous price. Thanks to the great efforts of my colleague James Whittenburg.

Specialty Vehicles Division - we are generally pleased with the performance of our Specialty Vehicle segment. Our management team there has continued to improve our EBITDA margins and squeezing out the efficiencies resulting from our major 2004 reorganization effort, one that we refer to as Project (Waterford).

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

The quarterly results support this as third quarter EBITDA grew 16% to $2.5 million on revenue increases of 2% to $26.7 million. EBITDA margins increased to 9.2% from 8.1% in the same period last year.

The aforementioned operating gains were achieved in spite of the poor performance at AK’s Riverside California plant. The third quarter 2005 EBITDA from Riverside was approximately $700,000 under expectations, as I said previously, and this was primarily attributable to three large units that were underbid during the proposal stage. Management is in the process of rationalizing this facility and we expect substantial improvements by year-end.

All three of the specialty vehicle markets, that is medical, broadcast and homeland security look strong over the near term. This is evidenced by the fact that our backlog at quarter end was approximately $31 million or a 12% increase over the second quarter of 2005. In addition, we are also excited about growth opportunities for this business outside the US as well.

In conclusion, overall we have a positive outlook on our business environment and are confident that we will deliver on our fourth and final primary deliverable that we articulated for 2005 and that is the opening of our proprietary anatomical pathology lab. We will open this lab very very early in 2006.

This project has essentially been pushed back by one full year but our outlook and our prospects are not diminished. We have been very careful in selecting the best professionals available along with the all important software systems and supporting technical equipment.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

After giving full effect to the full impact of Hurricanes Katrina and Rita, we now have better insight as to how severe this event really was as well as the redemption premiums on the loan fees and the severance payments. The company now expects to earn 50 to 52 cents per diluted share for the fiscal year ending December 31, 2005.

In concluding, I will update you on the status of the executive search for CEO and President. Our Board of Directors has formed a special search committee to manage this project. The committee has engaged Russell Reynolds Associates, an independent worldwide executive search firm to assist them in this process.

Russell Reynolds is well underway in the process and they will be evaluating both internal and external candidates in the process. The Board is hopeful that the committee will conclude its search in the very near term.

With that said, Thea, we will open the lines up for question and comments.

Operator:	At this time I would like to remind everyone that if you would like to ask a question please press star 1 on our telephone keypad now. Once again ladies and gentlemen if you would like to ask a question press star 1 on your telephone keypad now. We will pause just a moment to compile the Q&A roster.

Once again ladies and gentlemen if you would like to ask a question press star 1.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

The first response is from Darren Lehrich with Deutsche Bank.

Sudeep Singh:	Hi, it’s actually Sudeep Singh sitting in for Darren Lehrich.
John Barnidge:	Hello, Sudeep.
Sudeep Singh:	How’s it going? Just a couple of quick questions. The first has to do with whether you can give us update on the visibility with your vehicle segment in terms of the backlog by sector?
John Barnidge:	Yes, I can. I can do that. What is the second question while I get that?
Sudeep Singh:	And the second one is we wanted to get a better sense of the revenue ramp up for pathology going into 2006.
John Barnidge:	Okay. With respect to our backlog as it stands today, remember Sudeep I said it was at $31 million. We have got over $5-1/2 million of backlog in our Chicago facility which is primarily at this time primarily medical.

Sudeep Singh:	Okay.
John Barnidge:	At our front line facility, which is broadcast and communication, we've got about $18.6 million of backlog.
Sudeep Singh:	Okay.
John Barnidge:	In our Smit facility which is our Holland facility, again largely medical. And that's a big improved market for us by the way, is the European healthcare market. We've got a little under $4 million of backlog there.

And at our Riverside facility we've got about $2.6 million of backlog there.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Sudeep Singh:	Okay, great. With just the pathology, what kind of numbers are you guys planning on for how you are going to grow out that business in '06?
John Barnidge:	Well with respect to the '06 numbers Sudeep, as you know we have yet to publish our '06 forecast. The start up that we expected to be going on in 2005 is obviously what we are going to be experiencing in 2006 now.

But having said that Sudeep, we are still very optimistic about this business start up. It's got great potential for us in the future. And I can also tell you - while we're on the subject that we anticipate coming out with our '06 forecast probably later this month. And we will be getting that out to you as soon as we have it.

Sudeep Singh:	Okay great. And just one housekeeping.
John Barnidge:	Sudeep, I do want to tell you though, that if you arrived at our facility today, you would think it was in business. It is ready to go. We're just awaiting some certifications from the State of Georgia to get that done.

But the intellectual property is there. The equipment is there. The people are there. We have a very fine pathologist who is running that business for us. We have a general manager - an experienced general manager taking care of the logistics in the business operation. The facility is right adjacent to the campus of the medical college in Augusta, Georgia. So for a layperson going by there today, you would think it was up and running. So we are ready to go with it.

Sudeep Singh:	Great. Thank you for that clarity. I had one quick housekeeping item on what your expectations are for a good run rate for options expense.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

John Barnidge:	I can tell you that in the past Sudeep, given our option level, we would have had P&L hits of about $1.4 million last year and that was fairly consistent with '03 as well which was about $1.2 million. So it's in the million and a half dollar range Sudeep.

Sudeep Singh:	And can you give some clarity on where that would show up on your P&L going forward? Would it be under salary and benefits?
John Barnidge:	Yes, it would.
Sudeep Singh:	Okay. And then just one final question is based on the numbers you guys reported today. Am I right to think that the implied guidance for fourth quarter has been around 15 to 17 cents
John Barnidge:	Yes you would be correct Sudeep.
Sudeep Singh:	Okay. And then just one final question is based on the numbers you guys reported today. Am I right to think that the implied guidance for fourth quarter has been around 15 to 17 cents
John Barnidge:	Yes you would be correct Sudeep.
Sudeep Singh:	Okay great. Thanks a lot John.
John Barnidge:	Thank You.
Operator:	Your next question is from Anne Barlow with Southwest Securities.
Anne Barlow:	Yeah, good morning.
John Barnidge:	Good morning Anne.
Anne Barlow:	Several questions. Just looking at the lithotripsy volumes excluding hurricanes, I am factoring maybe a 7% sequential increase if that hadn't happened, 7% to 8%. Is that in the ball park?

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

John Barnidge:	It is Anne.
Anne Barlow:	Okay. Looking just at some of the other line items, device sales and services, those volumes down too. Is that again a result of the plant closure in Switzerland and the elimination of obviously sales out of that plant as far as volumes go in the device sales and service or is there some other?

John Barnidge:	No, that is definitely part of it. In the first two quarters we had the orthopedics division and a related veterinary division revenues that were coming through. And we have sold that as we announce previously.

Anne Barlow:	Okay, and then just kind of looking at he device sales and service expense line was certainly up sequentially. Could you give a little color on that and what we might want to be looking for in the fourth quarter?

John Barnidge:	As far as the device sales and service expense line?
Anne Barlow:	Uh-huh.

John Barnidge:	You know, Anne I think you can expect that expense line to be consistent in the fourth quarter replicated. We are also expecting better top line performance in the fourth quarter. You know, the third quarter while it's being managed very well as you can see by the margin improvement, there is no doubt about that and I'm not concerned about that whatsoever, we anticipate both increases in the revenues.

And, also, Anne there is this interplay between the internal sales and the external sales. As you know, we have to eliminate the internal sales. And as we are selling lithotripters in the replacement cycle to our litho partnerships, while that's certainly a great cash flow event for us it is not a P&L event.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Anne Barlow:	Okay. And just a couple other follow ups. On the clinical trials for the HIFU, now that is expense to you, correct?

John Barnidge:	Yes, it is.
Anne Barlow:	All right. And then on pushing the lab, I think we had expected maybe some samples to be again coming in the fourth quarter. So I mean we are just pushing the revenue stream back one quarter, correct? I guess I had assumed that we were going to be seeing some volume of samples in 4Q, which, you know, as you were saying. So we are not pushing the whole effort back a year but rather the actual beginnings of a revenue flow quarter?

John Barnidge:	That is exactly right Anne. On the cost both cap ex as well as the current working capital type expenses that are required to keep that lab going, we are incurring that as we speak.
Anne Barlow:	Right.

John Barnidge:	But yes, I mean we announced telling you we are going to open the doors in January and we are going to start generating revenues in January. We are ready to go.
Anne Barlow:	What was the reason for basically a quarter delay?

John Barnidge:	It is the certification process. You can only push the state and federal certifying agencies so far. We did not have any hiccups. It's just a matter of going through the process.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Also Anne in this endeavor, this is where you absolutely must have it perfect from day one. You cannot mess up otherwise you are going to lose your business base. So we have been very careful to hire the very best people available. We have got the best software and intellectual property available. We have got state of the art equipment. I mean this is a state of the art lab. There is no question about that. And we want to make sure that the backroom operations are obviously running well before we start doing procedures

But you know Anne, you bring up two really good points. And that is with what I refer to as start up costs. I am kind of old school and we used to be able to refer to those as start up activities, quote unquote. We have start up activities, activities that are being expensed currently with the path lab. We have start up activities that are being expensed currently with respect to the HIFU clinical trials and our CRO expenses up in Washington et cetera.

And last but not least we have the same type of activities being expensed in the UroVantage. You know, several years ago, all of that could have been capitalized on the balance sheet and amortized over a reasonable period of time once those start up activities were revenue generating activities and you could match the start up expenses with the revenue stream.

As you know, some several years ago the FASB with Statement of Position 98.5, something like that, my memory fails me, but just several years ago these would have all been capitalized. We would have been just showing unbelievable earnings in this quarter. But, you know, we are underwriting these start ups as we go. And again, in spite of that we are very optimistic about all three of these endeavors and just have great optimism about them in the future.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Anne Barlow:	I have one follow up question and then I'll get back in the queue. Just on UroVantage, you know, I think we might have expected a sale or two more before this period of time. You say you have five demo visits that are scheduled for November. What do you expect on the timeframe from the time you have got somebody doing their actual onsite demo to when they actually make a purchase? And is that something that could be a fourth quarter event or are you looking more of that as a first quarter of '06?

John Barnidge:	Just one point of clarity. I think we have four demos scheduled.
Anne Barlow:	Okay.
John Barnidge:	But I am going to refer - defer rather to the expert in the field. I have Chris Schneider with me. Chris is our President of the Medical Device Division. Chris, could you take on that question for me?
Chris Schneider:	Yes, absolutely. We are expecting, in addition to the one order we've already booked, booking probably two more orders in the fourth quarter. And then as far as actually recognizing the revenue, we will recognize revenue from the one we are currently about to install as well as one of those two additional orders.

Anne Barlow:	All right. And then the four that you are doing the demos for, like you said, you expect probably two of those four to fruition, the other two a little too early to tell or would be probably a first quarter of '06 event?

Chris Schneider:	Right. They are first quarter of '06 events from an order standpoint most likely.
Anne Barlow:	All right thanks.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

John Barnidge:	Thank you Anne.
Operator:	Your next question is from David MacDonald with Sun Trust.
David MacDonald:	Hi good morning guys. A couple questions. John, on the lab business, can you talk a little bit about - I know you guys have a couple of stakes that you had dialed in who are going to be sending you some lab business. I just want to make sure that there has been no change given the timing with their willingness to send you samples.

And also just wanted to get a sense of, you know, I know that historically we had hoped that maybe the practice up in the Long Island area at some point looks at the internal lab as potentially somewhere to send some of their volumes. I was wondering if you could just give us an update there?

John Barnidge:	I can David and you are right on the money. Right now we have great interest in support form our Georgia partnerships, our Mississippi partnerships and one of the greatest areas of support for this lab was coming from our Louisiana partnerships, our Gulf South partners. That has been put on hold for obvious reasons.

But we do have interest in our Long Island partnerships. And also Dr. Wheelock has gotten some substantial interest and support from our Chattanooga area doctors. So Dr. Wheelock and Price Dunaway are out there generating business, talking to our partners and talking us up. So we continue to be very optimistic David about that.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

David MacDonald:	When we think about the lab business, is it fair to think about a pretty modest amount of revenues really in the first half with it clearly being more back end loaded once you kind of get ramped up and going?

John Barnidge:	Absolutely David. That is it.

David MacDonald:	Okay, two other questions. I was wondering if you could give us a sense of the number of referring doctors year over year. I know you said that they were flat the last coupe of quarters. I was wondering if you could give us a sense of year over year.

And then also just I am not sure if you gave this. If you did I missed it, just some operating cash flow metrics.

John Barnidge:	Yes the operating cash flow metrics David are in the tables.

David MacDonald:	Okay. I didn't see them. I'm sorry.
John Barnidge:	Yeah that's okay. But I am happy to go over them if you don't have them.

David MacDonald:	No that's fine.
John Barnidge:	As far as the referring physicians, it's almost like a flat line on a screen David. It has been at plus or minus 10% or 5% of 2000 for several quarters now. Not just the '05 quarters.

David MacDonald:	Okay. And then John...
John Barnidge:	David, obviously when I go beyond '05 I am referring to an as combined basis.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

David MacDonald:	Sure, sure. And then I don't know if you can give us great visibility on this, but I realize the hurricane impact is, you know, I view it as kind of a one time type deal. But I would assume that you would expect to see some kind of a hurricane lingering effect just because. I was wondering if you could give us a sense of what has happened to the Gulf Coast partnerships, where those folks are now. Are they still sending you business? How much of that can you recapture? Whatever you can give us on that front to be helpful.

John Barnidge:	Okay David. You know, David, this is obviously a huge event and had a dramatic impact on all of their lives as they try to regain their balance. Many of them did go to the Baton Rouge area. A lot of our partners are in what is known as the North Shore area. That is North Shore referring to the north shore of Lake Pontchartrain in the cities of Mandeville and Covington and those surrounding areas which were high growth areas for the greater New Orleans area anyway.

Our manager there, George Donegan has done a terrific job of locating these doctors, contacting these doctors, letting them know that we are there for them, talking about practice alternatives as to where they will be, where we have contracts in greater Baton Rouge which, you know that is a market that we are very strong in.

But the lingering effects David, we are still trying to evaluate that. We will have that factored into our '06 forecast. But I can tell you that that business and those partnerships will not be the same going forward, but we are doing our best to mitigate any downturn and any losses. And of utmost concern for us it being there for those doctors.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

David MacDonald:	Is there a potential if they are joining other urology practices say in Baton Rouge in the Northcoast that you could actually pick up some doctors or in those existent practices right now?
John Barnidge:	Yes there is David. We are looking at all sorts of alternatives. And I’ll just give you a couple other metrics with respect to that.

We refer to the Gulf South as our greater New Orleans partnership or metro New Orleans partnership. Only 36% of the hospitals that we service were in metro New Orleans per se. The rest were outside the area. So in essence, very few hospitals were impacted on a long term basis.

The majority of the other hospitals had indirect impact and they were back and up and running in pretty short order.

David MacDonald:	Okay thanks a lot.
John Barnidge:	Thank you David.
Operator:	At this time, I would again like to remind participants that if you would like to ask a question, please press star 1 on your telephone keypad now. Once again, ladies and gentlemen if you would like to ask a question, press star 1. We wll pause for just a moment.

The next question is from Mitra Ramgopal with Sidoti.

Mitra Ramgopal:	Yes, hi. Good morning guys. Just a few questions. John, I don’t know if you can give us a sense in terms of what the start up costs might have had in terms of the impact on EPS.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

John Barnidge:	Mitra, I don’t have that right now but I can certainly get back with you on that.
Mitra Ramgopal:	Okay, and with regards to the backlog on especially the (Hico) side, did you see any business in terms of Hurricane Katrina and any orders from FEMA?
John Barnidge:	Yes we did. We got a pretty quick order of some three units just - I believe it was the week after the hurricane. And those orders are trickling in. There was one instance where we had trailers that were not yet finished and FEMA took delivery of those trailers and planned to bring them back to the Harvey plant for completion after they get over this crisis. So they were pretty desperate to get the unit. And we do see and have seen an increase in FEMA orders.

And Mitra, to your first question, the P&L impact for this quarter from Europath as well as (Hifu) would have been about $330,000 this quarter only.

Mitra Ramgopal:	Okay, pretax though?
John Barnidge:	Yes, pretax.
Mitra Ramgopal:	Okay. And in terms of just a question on the reimbursement side for urology equipment, I noticed LaserScope had reported in one of the issues they mentioned in terms of lower sales in the US was sort of a reimbursement might have led to some customers delaying or canceling purchases, et cetera. Could you comment in terms of any impact on you?

John Barnidge:	Yes I can Mitra. So far it has had no impact on us. As we stated last quarter, our reimbursement rates are well under the current as well as proposed rate, 2006 proposed rate. (Hops) rate I believe is 2500. I also think that final determination is due out this week as to what that reimbursement rate is going to be. But so far we have not had any impact whatsoever.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Mitra Ramgopal:	So it hasn’t altered your buying in any way?
John Barnidge:	That has not altered our buying in any way, no.

Mitra Ramgopal:	Okay.

Operator:	Once again ladies and gentlemen, as a final reminder, if you would like to ask a question, please press star 1. We will pause for just a moment. And there is a response from Jim Curran with New Salem Investment Company.

Jim Curran:	Hi. Can you comment on how the repricing of the laser, the Medicare contract reimbursements, how your contracts are devised to handle that and what the effect is likely to be?
John Barnidge:	Well we generally have one year contracts Jim. Our reimbursement rate right now is some $1800 to $1900 on the average for the PVT Greenlight. And again, to say it one more time, it’s well under the proposed (Hops) rate of some 2500.

Right now we haven’t had any pricing pressure. We don’t really anticipate any pricing pressure at this time. I also want to point out that the PVT Greenlight is a small portion of our overall total service offering of the breadth of offering.

I mean we offer other laser procedures besides PVT Greenlight. There Is also the entire microwave suite available as well. So right now Jim, it’s really not a concern for us.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Jim Curran:	So you don’t have any percent it might bring down your rates to, your reimbursement rates to you, to flow through to you?
John Barnidge:	Jim, I think we will have a trickle down effect and we will have some impact. But we are at 1900. We are at about 1100 on our pure service, 1200 on our service component alone and then we have a pass-through laser that we get reimbursed some $700. And again, it’s well under the $2500 reimbursement.

Jim Curran:	Okay. Thank you.
John Barnidge:	Thank you.

Operator:	Your next question is from Gregory Mocosky with Lord Abbott.

John Barnidge:	Good morning Greg.

Operator:	Greg has withdrawn his question. Your next question is from James Hyde with Crowell Weiden

James Hyde:	Yes good morning. Hello?

John Barnidge:	Good morning James.

James Hyde:	Okay, I just have one quick question. I was looking at your press release data, the September 21st again. And of course I and probably many others were quite surprised when Mr. Hummel resigned. Could you just elaborate a little bit more on the reason behind that?

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Man:	Well as the press stated, Brad resigned for personal reasons. He felt that there was some things that he wanted to go and do. And he’s going to pursue those.

I will tell you that Brad was very valuable to this company. He did a lot for us. And we were sorry to see him go.

James Hyde:	Okay. No, I understand. But my other comment would be obviously since he resigned, the stock has been under quite a bit of pressure. So hopefully that can be reverted soon.

Man:	That’s definitely my hope too Jim.

James Hyde:	Okay good. Well thanks a lot.

Man:	Thank you.

James Hyde:	Good bye.

Operator:	There is a question from Gregory Mocosky with Lord Abbott.

John Barnidge:	Hey Greg.

Gregory Mocosky:	Hi there. Sorry. I guess there was a mix up.

Man:	Thought we lost you there for a minute.

Gregory Mocosky:	Okay. Just I did get on the call late, and if you wouldn’t mind you may have answered it already. But could you talk about the margin compression in the urology area, I mean the change year over year? In other words it looks as if the gross margins I believe went down year over year.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Man:	Let me start by telling you that we are in a very stable reimbursement environment right now. I mean our average reimbursement is about 2050. And it’s been very stable for the last four years that I remember Greg. So the pricing or the reimbursement are just fine.

Our sequential procedures year over year procedures are down and I articulated the reasons for that. A lot of the reason is abandoning the old Medstone fee for service routes which were not only competing with some of our partnerships but were at uneconomical levels for us. And of course the hurricane certainly did impact this quarter and will also impact the fourth quarter.

Gregory Mocosky:	Okay, but with regard to the margins that you experienced, are you expecting those to improve going forward given the fact that the Medstone has been dropped and those Medstone routes et cetera and with some recovery with regard to the hurricane et cetera?

Man:	Well Greg, after we get our Gulf South partnership back together and get those guys operating again post hurricane, clearly we’re going to have better margins. But I think that except for the hurricane, the impact of the hurricane, the Medstone fee for services not adversely impacting our ’05 margins going forward, I think you could expect that the margins to level out about where we are now except for the impact of the hurricane.

Gregory Mocosky:	Okay, but in terms of the decline in the lipotripsy, there was still about 10% that you didn’t explain. And that was just a decline based on the marketplace?

Man:	Yes it was. It was all over the board. It’s no one partnership or one area. It’s just all over the 93 partners, or partnerships rather.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

Gregory Mocosky:	Okay thank you very much.

Man:	Thank you Greg. Appreciate your interest.

Operator:	Once again ladies and gentlemen, if you would like to ask a question, please press star 1 on your telephone keypad now. There is a response from Jim Curran with New Salem Investment Company.

Man:	Yes Jim?

Jim Curran:	Hi. Your stock is going down a lot the last few months and it’s gone down even below $8 during the call. I’m just wondering if there’s a stock buyback in place or if there’s any consideration of putting one in. Seems like it would be real beneficial to shareholders at these levels?

Man:	Yes Jim, we currently do not have a stock buyback in place. I would tell you that that’s probably something that our board would consider or are going to look at in the near future. But right now we do not have a stock buyback program in place.

Jim Curran:	Thank you.

Man:	Thank you.

Operator:	Your next question is from Joseph Millsep with Brook Street Securities.

Joseph Millsep:	Yes, good morning John.

EQUITY GROUP, INCORPORATED

Moderator: John Barnidge

11-03-05/9:30 am CT

Confirmation #9664631

John Barnidge:	Good morning Joseph.

Joseph Millsep:	I understand that you are providing until later in the month, guidance 106. Could you clarify particularly relating to (HMT), what cap ex is going to look like in ’05 and what a real tentative target might look like in ’06?

John Barnidge:	Well our cap ex in ’05 is around $6 to $7 million. Going into ’06, again, we haven’t provided guidance. But I would be shocked if it was substantially different from that number.

Joseph Millsep:	Very good. Thank you.

John Barnidge:	Thank you.

Operator:	At this time there are no further questions. I would like to turn the conference back over to Mr. Barnidge for any closing remarks.

John Barnidge:	Thank you. And I appreciate everybody’s participation this morning. Thank you for your interest, continued interest in Healthtronics. And we’ll talk to you next quarter.

Operator:	Thank you for participating in today’s conference.

You may now disconnect.

END